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                                                                    Exhibit 99.9




                             TAX SHARING AGREEMENT

          TAX SHARING AGREEMENT ("the Agreement") dated as of _____________, 1996 by and among Loral Corporation, a New York corporation (the "Company"), Loral Telecommunications Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Spinco"), Lockheed Martin Corporation, a Maryland corporation ("Parent") and LAC Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of Parent (the "Purchaser").

          WHEREAS, in connection with the restructuring of the Company pursuant to the Restructuring, Financing and Distribution Agreement, dated as of January 7, 1996 (the "Distribution Agreement"), the Company, Spinco and certain of the Retained Subsidiaries have agreed to certain intercompany distributions, assignments, transfers and contributions of the Spinco Assets and the assumption of certain liabilities by Spinco, as more fully described in Section 2.1 of the Distribution Agreement (the "Transfer");

          WHEREAS, the Company will retain its stock in all of its subsidiaries other than the Spinco Subsidiaries (the "Retained Subsidiaries");

          WHEREAS, in accordance with the terms of the Agreement and Plan of Merger dated as of January 7, 1996 (the "Merger Agreement"), the Purchaser will commence and consummate the Offer and the Company will complete the Transfer;

          WHEREAS, immediately after the consummation of the Offer and the Form 10 or registration statement, as the case may be, having been declared effective by the SEC, the Company will distribute the Spinco Common Stock to the Company shareholders and the Company will retain its Spinco Preferred Stock;

          WHEREAS, pursuant to the Merger Agreement, and in accordance with New York law, the Purchaser will merge with and into the Company after certain conditions are satisfied at the Effective Time (the "Merger"), whereby each share of common stock of the Company issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash and, as a
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result of such Merger, the Company, as the surviving corporation, will become wholly-owned by Parent;

          WHEREAS, at the end of the day on which the Distribution occurs (the "Distribution Date"), Spinco's taxable year shall close for U.S. federal income tax purposes;

          WHEREAS, the parties hereto wish to provide for the payment of tax liabilities and entitlement to refunds, allocate responsibility and provide for cooperation in the filing of tax returns, provide for the realization and payment of tax benefits arising out of adjustments to the tax returns of the parties and provide for certain other matters;

          NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Spinco, Parent, and the Purchaser hereby agree as follows:

          1. Certain Definitions. The following terms used herein shall have the meanings set forth below (such terms to be equally applicable to the singular and plural forms of the terms defined or referred to below):

     "Aerospace" shall have the meaning set forth in the Distribution Agreement.

     "Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the recitals to this Agreement.

     "Company Group" means the Retained Subsidiaries, together with the Company.

     "Consolidated Group" or "consolidated group" means an affiliated group of corporations filing a consolidated federal income tax return, as defined in Treasury Regulation Section 1.1502-1(h).

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     "Continental" shall have the meaning set forth in the Distribution
Agreement.

     "Distribution" shall have the meaning set forth in the Distribution Agreement.

     "Distribution Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Distribution Date" shall have the meaning set forth in the recitals to this Agreement.

     "Effective Time" shall have the meaning set forth in the Merger Agreement.

     "Form 10" shall have the meaning set forth in the Distribution Agreement.

     "Holdings" shall have the meaning set forth in the Distribution Agreement.

     "Income Taxes" means any and all taxes based upon or measured by net income (including, without limitation, any alternative minimum tax under Section 55 of the Code) imposed by or payable to the U.S., or any state, county, local or foreign government or any subdivision or agency thereof, and such term shall include any interest (whether paid or received), penalties or additions to tax attributable thereto.

     "Income Tax Liabilities" means all liabilities for Income Taxes.

     "Indemnified Party" means the party that is entitled to indemnification by another party pursuant to this Agreement.

     "Indemnifying Party" means the party that is required to indemnify another party pursuant to this Agreement.

     "Independent Accounting Firm" means a "big six" independent accounting firm, jointly selected by the parties; or, if the parties cannot agree on such accounting firm, Spinco and Parent shall each submit the name of a "big six" independent accounting firm that does not at the time and has not in the prior two years provided

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services to any member of the Spinco Group or the Parent Group, and the
"Independent Accounting Firm" shall mean the firm selected by lot from these two firms.

     "Independent Law Firm" means a nationally-recognized independent law firm, jointly selected by the parties; or, if the parties cannot agree on such law firm, Spinco and Parent shall each submit the name of a nationally-recognized independent law firm that does not at the time and has not in the prior two years provided services to any member of the Spinco Group or the Parent Group, and the "Independent Law Firm" shall mean the firm selected by lot from these two firms.

     "Information Return" means any report, return, declaration or other information or filing (other than a Tax Return) required to be supplied to any taxing authority or jurisdiction.

     "K&F" shall have the meaning set forth in the Distribution Agreement.

     "LGP" shall have the meaning set forth in the Distribution Agreement.

     "Merger" shall have the meaning set forth in the recitals to this Agreement.

     "Merger Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Offer" shall have the meaning set forth in the Merger Agreement.

     "Old Company Group" means the consolidated group of corporations of which the Company is the "common parent" within the meaning of Section 1504 of the Code and the Treasury Regulations promulgated under Section 1502 of the Code and any Subsidiary of a member of such consolidated group.

     "Other Taxes" means any and all taxes, levies or other like assessments, charges or fees, other than Income Taxes, including, without limitation, any excise, real or personal property, gains, sales, use, license, real estate or personal property transfer, net worth, stock transfer, payroll, ad valorem and other governmen-

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tal taxes and any withholding obligation imposed by or payable to the U.S., or any state, county, local or foreign government or subdivision or agency thereof, and any interest (whether paid or received), penalties or additions to tax attributable thereto.

     "Overpayment Rate" means the rate specified under Section 6621(a)(1) of the Code for overpayments of tax.

     "Parent" shall have the meaning set forth in the recitals to this Agreement.

     "Parent Group" means the consolidated group of which Parent or any successor is the "common parent" within the meaning of Section 1504 of the Code and the Treasury Regulations promulgated under Section 1502 of the Code and any Subsidiary of a member of such consolidated group.

     "Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Other Taxes or Income Taxes.

     "Purchaser" shall have the meaning set forth in the recitals to this Agreement.

     "Refund" means any refund of Income Taxes or Other Taxes, including any reduction in liabilities for such taxes.

     "Retained Subsidiaries" shall have the meaning set forth in the recitals to this Agreement.

     "SEC" means the Securities and Exchange Commission.

     "Spinco" shall have the meaning set forth in the recitals to this Agreement.

     "Spinco Assets" shall have the meaning set forth in the Distribution Agreement.

     "Spinco Common Stock" shall have the meaning set forth in the Distribution Agreement.

     "Spinco Companies" shall have the meaning set forth in the Distribution Agreement.

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     "Spinco Group" means the Spinco Companies, Spinco and any Subsidiary thereof (including any successors thereto).

     "Spinco Preferred Stock" shall have the meaning set forth in the Distribution Agreement.

     "SSL" shall have the meaning set forth in the Distribution Agreement.

     "Subsidiary" or "subsidiary" shall have the meaning set forth in the Distribution Agreement.

     "Tax Benefit" means, in the case of separate state, local or other Income Tax Returns, the sum of the amount by which the tax liability (after giving effect to any alternative minimum or similar tax and adjusted for the loss of any federal tax benefit) of a person to the appropriate taxing authority is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such tax liability, and in the case of a consolidated federal Income Tax Return or similar state, local or other Income Tax Return, the sum of the amount by which the tax liability of the consolidated group or other relevant group of corporations to the appropriate government or jurisdiction is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such tax liability, less the amount by which the tax liability to another taxing authority is increased as a result of the reduction in tax liabilities to another taxing authority (unless such increase has already been taken into account under the provisions of Section 5 hereof) and less any increase in tax liability as a result of the receipt of interest as described above.

     "Tax Return" means any report, return, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to

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Income Taxes or Other Taxes, including, without limitation, any documents with respect to or accompanying payments of estimated Income Taxes or Other Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, declaration or other document.

     "Transfer" shall have the meaning set forth in the recitals to this Agreement.

     "Treasury Regulation" means any final, temporary or proposed regulation promulgated under the Code.

     "U.S." means the United States of America.

          2. Cooperation; Maintenance and Retention of Records. Parent and Spinco shall, and shall cause the members of the Parent Group and the Spinco Group, respectively, to, provide the requesting party with such assistance and documents, without charge, as may be reasonably requested by such party in connection with (i) the preparation of any Tax Return or any Information Return,
(ii) the conduct of any Proceeding (iii) any matter relating to Income Taxes, Other Taxes or Information Returns of any member of the Old Company Group, the Company Group, the Spinco Group or the Parent Group and (iv) any other matter that is a subject of this Agreement. Such cooperation and assistance shall be provided to the requesting party promptly upon its request. Parent and the Company, on the one hand, and Spinco, on the other hand, shall retain or cause to be retained all Tax Returns, Information Returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable years to which such Tax Returns, Information Returns, and other documents relate or until the expiration of any additional period that any party reasonably requests, in writing, with respect to specific material records or documents. A party intending to destroy any material records or documents shall provide the other party with advance notice and the opportunity to copy or take possession of such records and documents. The parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

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          3.  Timing of Distribution Date; Reporting of Certain  Transactions.

               (a) The parties hereby agree that, for federal income tax purposes (and, to the extent permissible under applicable law, for state, local and other tax purposes), Spinco's taxable year shall end at the close of the Distribution Date, in accordance with the rule of Treasury Regulation Section 1.1502-76(b)(1).

               (b) The Parent Group hereby agrees to report each of the transactions set forth in Section 2.1 of the Distribution Agreement for all foreign, federal, state and local Income Tax purposes in a manner consistent with the form and chronology described therein, including (i) in the case of any distribution of a Spinco Asset by any member of the Old Company Group that is a corporation, as a distribution of property under Section 311(b) of the Code and any comparable provision of state or local law; (ii) in the case of any such distribution between members of the Old Company Group filing a consolidated Tax Return, as an "intercompany transaction" within the meaning of Treasury Regulations Section 1.1502-13(b) and any comparable provision of state or local law; and (iii) in the case of any transfer subject to Treasury Regulations
Section 1.1502-13(d) and any comparable provision of state or local law, by applying the rules described therein. The parties hereby agree to negotiate in good faith to determine the fair market values of Spinco and the material items of the Spinco Assets for purposes of reporting the transactions described in this subsection (b) for all foreign, federal, state and local Income Tax purposes, and the parties shall report all Income Taxes in a manner consistent with such fair market values.

          4.  Filing of Tax Returns and Information Returns; Payment of Taxes.

               (a) Old Company Group. To the extent not filed before the Distribution Date, Parent shall prepare and file or cause to be prepared and filed all Tax Returns of the Old Company Group and any member thereof, other than Tax Returns involving only the Spinco Group (or any members thereof) for which Spinco is responsible pursuant to subsection (c) hereof, and Parent shall pay or cause to be paid all Income Taxes shown to be due and

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payable by any member of the Old Company Group on such Tax Returns.

               (b) Company Group; Parent Group. Parent shall prepare and file or shall cause to be prepared and filed all Tax Returns of the Company Group and the Parent Group and any member of either the Company Group or the Parent Group (other than Tax Returns of Spinco or any of its Subsidiaries for taxable periods beginning after the Distribution Date) and shall pay or cause to be paid all Income Taxes shown to be due and payable by any member of the Company Group or the Parent Group on such Tax Returns.

               (c) Spinco Group. Spinco shall prepare and file or cause to be prepared and filed (i) all Tax Returns of the Spinco Group for all taxable periods beginning after the Distribution Date and (ii) all Tax Returns involving only one or more members of the Spinco Group for all taxable periods, and Spinco shall pay or cause to be paid all Income Taxes shown to be due and payable by any member of the Spinco Group on such Tax Returns.

               (d) Information Returns. Spinco shall file all Information Returns required to be filed by any member of the Spinco Group after the Distribution Date and all Information Returns involving only the Spinco Group (or any members thereof) for all taxable periods. Except as provided in the preceding sentence, to the extent not filed before the Distribution Date, Parent shall file all Information Returns required to be filed by any member of the Old Company Group, the Parent Group or the Company Group. Any party required to file any Information Return pursuant to this Section 4 shall pay any fees or charges required in connection with such filing and shall indemnify and hold the other party harmless against any penalties, fees or other charges resulting from the failure to pay such fees or charges or the failure to file such Information Returns in a correct or timely fashion, unless such failure results from the failure of the other party to provide correct information.

          5.  Indemnification for Taxes.

               (a) Spinco Group Income Taxes. The Spinco Group shall pay, and shall indemnify and hold the

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Parent Group harmless against, (i) all Income Tax Liabilities of any member of the Spinco Group for all taxable periods (including taxable periods or portions thereof during which any member of the Spinco Group was a member of the Old Company Group or the Parent Group but excluding all Income Tax Liabilities arising from the Transfer and Distribution (other than amounts described in clause (iii) hereof); (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or other provision providing for joint and several liability as a result of any member of the Spinco Group having been a member of any consolidated, combined, unitary or other group (other than the Old Company Group and the Parent Group); and (iii) the excess, if any, of (A) all Income Tax Liabilities arising, directly or indirectly, from the transactions set forth in Section 2.1(a) of the Distribution Agreement and the Distribution minus (B) the hypothetical amount of all Income Tax Liabilities that would have arisen, directly or indirectly, from a distribution by Aerospace to Holdings of all of the shares of capital stock owned by Aerospace in LGP and SSL, followed by a distribution by Holdings to the Company of all of the shares of capital stock owned by Holdings in LGP, SSL and Continental, followed by a transfer by the Company to Spinco of all of the shares of capital stock owned by the Company in LGP, SSL, K&F and Continental and the transfer to Spinco of the other Spinco Assets described in Section 2.1(a)(viii) of the Distribution Agreement, followed by the Distribution. For purposes of clause (i) of this subsection (a), the Income Tax Liabilities of any member or members of the Spinco Group for any taxable period during which such member or members joined with members of the Old Company Group, the Parent Group, or any other group in the filing of a consolidated, unitary, combined or other group Tax Return shall be determined as if each of such Spinco Group member or members filed its Tax Returns for such period on a stand-alone basis.

               (b) Old Company Group and Parent Group Income Taxes. The Parent Group shall pay, and shall indemnify and hold the Spinco Group harmless against,
(i) all Income Tax Liabilities of any member of the Old Company Group or the Parent Group (other than Income Tax Liabilities of any member of the Spinco Group for any taxable period); (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any

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comparable state, local or other provision providing for joint and several liability as a result of any member of the Old Company Group or the Parent Group (other than any member of the Spinco Group) having been a member of any consolidated, combined, unitary or other group; and (iii) any Income Tax Liabilities arising from the Transfer and the Distribution (other than amounts described in subsection (a)(iii) hereof), regardless of when recognized.

               (c) Other Taxes. The Parent Group shall pay, and shall indemnify and hold the Spinco Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the Old Company Group or the Parent Group (other than, in both cases, a member of the Spinco Group), including all Other Taxes, if any, arising from the Transfer and the Distribution. Except as provided in the preceding sentence, the Spinco Group shall pay, and shall indemnify and hold the Parent Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the Spinco Group. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, the Company shall prepare and file, or cause to be prepared and filed, any Tax Return required under the New York Real Property Transfer Gains Tax, the New York Real Property Transfer Tax and the New York City Real Property Transfer Tax in connection with the Offer, the Merger, or the Transfer (other than amounts described in clause (iii) of subsection (a) hereof) and the Parent Group shall timely pay and indemnify the Spinco group against any taxes due and payable on such returns; and Spinco shall prepare and file, or cause to be prepared and filed, any Tax Return required under the New York Real Property Transfer Gains Tax, the New York Real Property Transfer Tax and the New York City Real Property Transfer Tax in connection with the Distribution and the Spinco Group shall timely pay and indemnify the Parent group against any taxes due and payable on such returns.

               (d) To the extent that the Indemnifying Party is required to indemnify another party pursuant to this Section 5, the Indemnifying Party shall pay to the Indemnified Party, no later than 10 days prior to the due date of the relevant Tax Return or estimated Tax Return or 10 days after the Indemnifying Party receives the Indemnified Party's calculations, whichever occurs later,

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the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 5. The Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 5, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within 15 days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 8 of this Agreement.

          6. Carryovers. In the event that any member of the Spinco Group realizes any loss or credit for tax purposes for any taxable period beginning on or after the Distribution Date, such member may elect to carry back such loss or credit only with the written consent of Parent (which consent shall not be unreasonably withheld).

          7. Refunds of Income Taxes or Other Taxes. The Spinco Group shall be entitled to all Refunds attributable to the Spinco Group, and the Parent Group shall be entitled to all Refunds attributable to the Company Group or the Old Company Group (other than those attributable to the Spinco Group). Notwithstanding the foregoing, the Parent Group shall be entitled to Refunds attributable to the Spinco Group that result from the carryback of a tax attribute by the Company Group, and the Spinco Group shall be entitled to Refunds attributable to the Company Group that result from the carryback of a tax attribute by the Spinco Group. A party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled within ten days after the receipt of the refund. The amount of any Refund attributable to the Spinco Group shall be determined according to the principles set forth in the last sentence of Section 5(a) hereof.

          8. Disputes. If the parties disagree as to the amount of any payment to be made under, or any other matter arising out of, this Agreement, the parties shall attempt in good faith to resolve such dispute, and any agreed-upon amount shall be paid to the appropriate party. If such dispute is not resolved within 15 days, the parties shall jointly retain the Independent Accoun-

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ting Firm to resolve the dispute.  If and to the extent that the dispute presents legal issues, the Independent Accounting Firm shall have the authority to consult the Independent Law Firm. The fees of the Independent Accounting Firm and the Independent Law Firm shall be borne equally by the Spinco Group and the Parent Group, and the decision of such Independent Accounting Firm and Independent Law Firm shall be final and binding on all parties. Following the decision of the Independent Accounting Firm and/or the Independent Law Firm, the parties shall each take or cause to be taken any action that is necessary or appropriate to implement such decision of the Independent Accounting Firm and the Independent Law Firm, including, without limitation, the prompt payment of underpayments or overpayments, with interest calculated on such overpayments and underpayments at the Overpayment Rate from the date such payment was due through the date such underpayment or overpayment is paid or refunded.

          9. Control of Proceedings. In the case of any Proceeding with respect to Income Taxes or Other Taxes for which a party is or may be liable pursuant to this Agreement, Parent or Spinco, as the case may be, shall promptly give notice to the other party, informing such other party of the Proceeding in reasonable detail, and Parent or Spinco, as the case may be, shall execute or cause to be executed any powers of attorney or other documents necessary to enable the party that may be so liable to take all actions desired by such party with respect to such Proceeding. Such party shall have the right to control any such Proceeding and, to initiate any claim for refund, file any amended return or take any other action that it deems appropriate with respect to such Income Taxes or Other Taxes, provided, however, that if such Proceeding relates to a Tax Return for which the other party is Responsible, the Responsible party shall have the right, within a reasonable time after such notice is given, to deny the non-Responsible party control of such Proceeding. In the event that a Responsible party denies control of a Proceeding to a non-Responsible party, the parties shall agree upon the amount of such Income Taxes of Other Taxes for which the non-Responsible party is liable pursuant to this Agreement or, if the parties cannot so agree, shall submit the amount of such liability to arbitration for resolution (in a manner consistent with the procedures set forth in Section 8 hereof), which resolution shall determine the amount of

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the payment to be made pursuant to this Agreement, taking into account the risks of litigation and the other practical considerations associated with the settlement of such a Proceeding, and the Responsible party shall have the sole discretion to defend, settle or take any action that it deems appropriate with respect to such Proceeding. For purposes of this Section 9, a party is Responsible for any Tax Return that it is required to file pursuant to Section 4 hereof, and Parent is Responsible for any Tax Returns of any member of the Old Company Group (excluding Tax Returns involving solely members of the Spinco Group).

          10.  Timing Adjustment.

               (a) If an audit or other examination of any Income Tax Return of the Parent Group or a Proceeding for any period for which Parent is responsible shall result (by settlement or otherwise) in any adjustment that (A) decreases deductions, losses or tax credits or increases income, gains or recapture of tax credits for such period and (B) will permit the Spinco Group to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits that would otherwise (but for such adjustment) have been taken or reported with respect to the Spinco Group for one or more taxable periods, Parent shall notify Spinco (Parent and Spinco, for purposes of this subsection
(a), shall be deemed to include, where appropriate, the affiliated, unitary, combined or other group of which such party is a member) and provide it with adequate information so that it can reflect on the Income Tax Returns of the Spinco Group such increases in deductions, losses or tax credits or decreases in income, gains, or recapture of tax credits. With respect to such increases or decreases on Income Tax Returns, Spinco shall, and shall cause the Spinco Group to, pay to Parent the amounts of any Tax Benefits that result therefrom, within ten days of the date on which such Tax Benefits are realized.

               (b) If an audit or other examination of any Income Tax Return of the Spinco Group or a Proceeding for any period for which Spinco is responsible shall result (by settlement or otherwise) in any adjustment that (A) decreases deductions, losses or tax credits or increases income, gains or recapture of tax credits for such period, and (B) will permit the Parent Group to in-

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crease deductions, losses or tax credits or decrease income, gains or recapture of tax credits that would otherwise (but for such adjustment) have been taken or reported with respect to the Parent Group for one or more taxable periods, Spinco will notify Parent (Spinco and Parent, for purposes of this subsection
(b), shall be deemed to include, where appropriate, the affiliated, unitary, combined or other group of which such party is a member) and provide it with adequate information so that it can reflect on the Income Tax Returns of the Parent Group such increases in deductions, losses or tax credits or decreases in income, gains, or recapture of tax credits. With respect to such increases or decreases on Income Tax Returns, Parent shall, and shall cause the Parent Group to, pay to Spinco the amounts of any Tax Benefits that result therefrom, within ten days of the date such Tax Benefits are realized.

               (c) No later than 30 days after the date on which Spinco or Parent, as the case may be, receives notice pursuant to subsections (a) or (b) that a Tax Benefit may be available to the Spinco Group or Parent Group, respectively, Spinco or Parent, as the case may be, shall, and shall cause such members of the Parent Group or the Spinco Group or, in the case of Spinco, such members of the Old Company Group, as the case may be, to, as promptly as practicable, take such steps (including, without limitation, the filing of amended returns or claims for refunds where the amount of the Tax Benefit for any company in the aggregate exceeds $100,000) necessary or appropriate to obtain such Tax Benefit. Thereafter, Spinco or Parent, as the case may be, shall, and shall cause the Parent Group or the Spinco Group or, in the case of Spinco, the Old Company group, as the case may be, to, file all Income Tax Returns to obtain at the earliest possible time such Tax Benefit to the maximum extent available. Notwithstanding anything to the contrary in this Section 10, either party may, at its election, pay the amount of any Tax Benefit to the other party rather than filing amended returns or otherwise reflecting adjustments or taking positions on its Tax Returns. If such an election is made by a party, the party will be treated as having realized a Tax Benefit at the time such Tax Benefit would have been realized if such party had chosen to file amended returns or otherwise to reflect adjustments or to take positions on its Tax Returns; provided, however, that such party shall pay

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to the other party, no later than 20 days after such party receives notice from the other party that a Tax Benefit may be available, the amount of Tax Benefit that such party would have obtained if such party had filed an amended Tax Return. Notwithstanding the foregoing, a party shall not be required to take steps to obtain a Tax Benefit or to pay the other party, if, in the opinion of such party's counsel, which counsel shall be reasonably acceptable to the other party, there is not substantial authority to seek such Tax Benefit.

               (d) For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of an Income Tax Return (including any relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that, where a party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the last items utilized to produce a Tax Benefit. In accordance with the provisions of this subsection (d), Spinco and Parent agree that where a Tax Benefit may be realized that may result in a payment to, or reduce a payment by, the other party hereto, each party will as promptly as practicable take or cause its affiliate to take such reasonable or appropriate steps (including, without limitation, the filing of an amended return or claim for refund) to obtain at the earliest possible time any such reasonably available Tax Benefit. In the event that after payment of a Tax Benefit under this subsection (d), such Tax Benefit is reduced or eliminated because of a final decree or agreement of a taxing authority or the carryback of losses or credits, then the party to whom the Tax Benefit was paid shall pay to the other party the amount by which the Tax Benefit was reduced or eliminated plus interest on the amount returned at the Overpayment Rate from the date of payment to the date of repayment.

          11.  Payments.

               (a) Any payment required by this Agreement that is not made on or before the date provided hereunder shall bear interest after such date at the

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

Overpayment Rate. In the case of any payment required hereunder to be made "promptly," such payment shall be considered late for purposes of this Agreement if not made 20 days after notice that such payment is due is provided. All payments made pursuant to this Agreement shall be made in immediately available funds.

               (b) All payments made pursuant to this Agreement shall be treated as an adjustment (increase or decrease) in the amount contributed by Parent to the Company and by the Company to Spinco, and the parties shall not file any Tax Returns or Information Returns inconsistent with this position.

          12. Termination of Prior Tax Sharing Agreements. This Agreement shall take effect on the Distribution Date and shall replace all other agreements, whether or not written, in respect of any Income Taxes or Other Taxes between or among any members of the Old Company Group, or their respective predecessors or successors, other than any such agreements made exclusively
between or among any members of the Spinco Group.   All such replaced agreements
shall be cancelled as of the Distribution Date, and any rights or obligations existing thereunder thereby shall be fully and finally settled without any payment by any party thereto.

          13. Notices. All notices, requests, demands and other communications required or permitted under this Agreement will be made in the manner provided in Section 11.5 of the Distribution Agreement.

          14. Construction. The provisions of this Agreement shall be construed such that no increase or decrease in Income Taxes or Other Taxes or Tax Benefit is taken into account more than once.

          15. Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. This Agreement may not be amended except by an agreement in writing, signed by the parties.

          16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might

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

otherwise govern under applicable New York principles of conflicts of law.

          17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

          18. Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution Date and shall terminate and be null and void and of no force and effect upon any termination of the Merger Agreement.

          19. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

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

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       LORAL CORPORATION


                                       By:_______________________________
                                          Name:
                                          Title:


                                       LORAL TELECOMMUNICATIONS
                                       ACQUISITION, INC.


                                       By:_______________________________
                                          Name:
                                          Title:


                                       LOCKHEED MARTIN CORPORATION


                                       By:_______________________________
                                          Name:
                                          Title:


                                       LAC ACQUISITION CORPORATION


                                       By:________________________________
                                          Name:
                                          Title:

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